                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875


                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

 and supplemented by Prospectus Supplements dated January 26, 1999, February 1, 1999, February 5, 1999, February 26, 1999, March 16, 1999, and July 9, 1999 of

                         AMERICAN EAGLE OUTFITTERS, INC.

          On October 1, 1999, Paul Guez sold 5,000 shares of common stock. The shares were sold in an open market transaction at $49.625 per share. The sale was effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

          On October 5, 1999, Paul Guez sold 25,000 shares of common stock. The shares were sold in an open market transaction at $54.206 per share. The sale was effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

          On October 6, 1999, Paul Guez sold 15,000 shares of common stock. The shares were sold in an open market transaction as follows: 10,000 shares at $55.000 per share and 5,000 shares at $56.00 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

          On October 7, 1999, Paul Guez sold 15,000 shares of common stock. The shares were sold in an open market transaction as follows: 5,000 shares at $57.500 per share, 5,000 shares at 57.000 per share, and 5,000 shares at $56.500 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

          Immediately following these transactions, Paul Guez beneficially owned 303,000 shares, subject to his obligation to deliver 274,000 shares upon exercise of option contracts written by Mr. Guez.

           On October 15, 1999, the closing price per share on the Nasdaq National Market was $43.4375.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is October 18, 1999.